Exhibit 99.1

Press Release

For Immediate Release

For further information:

Media:	Investor Relations and
Kerry Beth Daly	Corporate Communications:
Fleishman-Hillard	Amy Hedison
P: (617) 267-8223	EXACT Sciences
E: dalyk@fleishman.com	P: (508) 683-1252
E: ahedison@exactsciences.com

MARKET RESEARCH POINTS TO LIKELY POSITIVE IMPACT OF

PREGEN-PLUS™ ON COLORECTAL CANCER SCREENING

RATES

Patients cite ease of use of DNA-based colorectal cancer screening test.

Majority has not been screened before; would use it again.

MARLBOROUGH, Mass. – (March 31, 2004) – EXACT Sciences Corporation (NASDAQ:EXAS) announced today that preliminary market research(1) indicates a very favorable consumer response to PreGen-Plus™, the non-invasive DNA-based stool test for colorectal cancer based on EXACT Sciences’ technology.  The data also confirms, as the Company hypothesized prior to the test’s introduction, that the majority of patients who have used PreGen-Plus™ to date have never before been screened for colorectal cancer.

According to the American Cancer Society, adults aged 50 and older should be regularly screened for colorectal cancer.  Studies have shown that less than half of this population has received any type of screening.  Upon the introduction of PreGen-Plus™ in August of 2003, EXACT Sciences, along with third-party cancer screening advocates and leading gastroenterologists, expressed optimism that PreGen-Plus™ was the type of patient-friendly screening option that would appeal to many average-risk individuals who may be avoiding other types of colorectal cancer screening.  Initial data supports this theory.

Specific findings include:

•                  Fifty-one percent of respondents had never been screened for colorectal cancer before.  Of the 49 percent who had been screened, 55 percent used the fecal occult blood test.

•                  Ninety-two percent of respondents found it easy to obtain the collection materials.

•                  Eighty-nine percent found it easy to collect the stool sample.

•                  Ninety percent found it easy to return the specimen for processing.

•                  And, 93 percent of respondents would use PreGen-Plus™ again if their doctor recommended it.

“Our goal was to develop a sensitive, patient-friendly option that would result in more people getting effectively screened for this disease,” said Don Hardison, EXACT Sciences’ President and CEO.  “This initial data, particularly the figures indicating the test is being used by individuals who have previously never been screened, shows we are indeed changing the landscape in colorectal cancer screening.  While the absolute numbers of tests performed to date remains relatively low, we are seeing week-over-week increases that are encouraging.  As more doctors and patients are educated about the availability of PreGen-Plus™, we would expect that these upward trends would continue.  We do not, however, expect a dramatic increase in sales levels until we achieve certain catalysts, such as having PreGen-Plus™ included in screening guidelines.”

PreGen-Plus™, which must be ordered by a physician, does not require any special bowel preparation, stool handling or alteration in diet prior to testing.  The patient receives a kit for collection of a single, whole stool sample, and returns the sample to the laboratory.  At the lab, the human DNA from cells shed from the colon each day into stool, is extracted and then examined for alterations known to be associated with the presence of colorectal cancer.  In data presented at the American College of Gastroenterology 2003 annual conference, PreGen-Plus™ was found to be four times more sensitive than the most widely used fecal occult blood test, currently the only other completely non-invasive screening method for colorectal cancer.

About EXACT Sciences Corporation

EXACT Sciences Corporation is a pioneer in applying genomics to solve large clinical needs.  Its DNA-based assay, PreGen-Plus™, is intended for the early detection of colorectal cancer in the average-risk population. The Company also has developed PreGen-26™, intended to detect colorectal cancer in a high-risk group of patients. Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

(1) Data was extrapolated from analysis of the first 200+ business reply cards returned to EXACT Sciences from patients who tried PreGen-Plus™.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning its future revenues and expenses, its business outlook and business momentum, its clinical trials, the commercial launch of its technologies, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the inability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ products and services; the failure to convince medical practitioners to order tests using EXACT Sciences’ technologies; the lack of market acceptance of PreGen-26, PreGen-Plus, and other PreGen technologies to screen for colorectal cancer; the inability of EXACT Sciences to control its commercial partners’ operations, performance or sales performance, including sales of products utilizing EXACT Sciences’ technologies; the inability of EXACT Sciences’ commercial partners to create a market for and sell products using EXACT Sciences’ technologies; the loss of support of key scientific collaborators; the failure to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, and relating to the operation of EXACT Sciences’ laboratory, including the Clinical Laboratory Improvement Amendments; competition; and the inability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.